NEWS RELEASE

OTCBB: TXLA

PROPOSED SPUD DATE CONFIRMED ON TEXOLA ENERGY’S CHINCHAGA WELL #1, ALBERTA, CANADA

VANCOUVER, B.C., December 19, 2006 -- Texola Energy Corp. (‘Texola’ or the ‘Company’) (OTCBB: TXLA) is pleased to announced that on Friday, December 5, 2007 management attended a partners meeting to discuss the Chinchaga prospect wherein it was advised by Tasman Exploration Ltd., the operator of the Chinchaga Prospect, that it has signed a drilling contract for the resumption of drilling on its first well location, and has also reserved the drilling rig for two additional wells. The rig moved to the Chinchaga #1 well location on December 18th and is expected to spud on December 27th. The initial well will be drilled to a depth of approximately 8,900 feet to evaluate the Slave Point gas potential pursuant to a Farmout and Option Agreement dated March 7, 2006 with Texola Energy, Suncor Energy Inc. and others. The Chinchaga exploration wells are in a winter only location. The first well was initially spudded in March 2006 but drilling was suspended due to the approach of spring break-up. Tasman has advised that the proposed two additional wells on the Chinchaga prospect must be drilled prior to March 2007 and that lease and other operational preparations will be reported on as they proceed.

About Texola Energy Corp.

Texola is an emerging, growth oil and gas exploration company focused on providing exceptional shareholder value and appreciation by finding, exploring and developing large scale, early stage oil and gas projects in North America.

To achieve this goal, the Company has recently undertaken various exploration initiatives, one of which is an early stage exploration prospect in Nevada, USA, and the second is located in Northern Alberta, Canada. Both of these projects offer the Company the potential to exploit and develop large, world-class reservoirs.

For further information contact:

Texola Energy Corp.

Investor Relations:

Gordon Nesbitt

North America Toll Free: 1-866-329-5488 / Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.